Exhibit 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Announces Positive Interim Results from CART-2 Study

Data Show Highly Statistically Significant Plaque Regression with AGI-1067 in
 One-Year Study

Conference Call and Webcast at 5:30 p.m. EDT on September 27, 2004

ATLANTA, GA - September 27, 2004 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today announced positive interim data from the CART-2 Phase IIb clinical trial with AGI-1067, its novel anti-inflammatory agent that targets atherosclerosis, as compared to current Standard of Care therapy. Data from the trial were independently analyzed by two of the world’s leading cardiac intravascular ultrasound (IVUS) labs; the Montreal Heart Institute (MHI) under the direction of Jean-Claude Tardif, M.D., and the Cleveland Clinic Foundation (CCF) under the direction of Steven Nissen, M.D.

The primary endpoint of the trial was a change in coronary atherosclerosis, measured as total plaque volume after a 12-month treatment period compared to baseline values. Results of the interim analysis from the two labs indicate that AGI-1067 reduced plaque volume by an average of 6.4 mm3 (3.8%), which was statistically significant (p<0.0003). An important secondary endpoint from the trial, change in plaque volume in the most severely diseased subsegment, also showed statistically significant (p<0.0001) regression from baseline by an average of 2.7 mm3 (7.1%). Overall adverse event rates were similar in the AGI-1067 and Standard of Care groups, and AGI-1067 was generally well-tolerated.

"The interim analysis is providing a clear picture of AGI-1067’s ability to regress plaque in coronary arteries when dosed over a 12-month period," said Rob Scott, M.D., Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer at AtheroGenics. "The data we have reviewed to date suggest that there is a measurable and rapid beneficial effect that is consistent with reversing coronary heart disease. If confirmed in the final study results, we believe this regression of plaque volume may provide clinical benefit to patients with coronary artery disease."

The data presented in the CART-2 interim analysis resulted from the following process: CART-2 was originally designed as a restenosis trial with change in atherosclerosis plaque volume as a secondary endpoint. As such, all of the randomized patient IVUS scans evaluated by MHI would not ordinarily have been included in an atherosclerosis trial. AtheroGenics and MHI subsequently commissioned CCF to independently read the entire set of IVUS scans in a blinded manner to identify the patients who were most suitable for quantitative analysis in an atherosclerosis study. The 133 patients included in this interim analysis were identified as a result of the CCF review of the IVUS scans, and both MHI and CCF have concurred that these patients are the appropriate subjects for the analysis.

The data analysis by both labs demonstrated that the reduction in plaque volume in the combined AGI-1067 treatment groups was greater than the Standard of Care group, although given the small number of patients in the interim analysis, the difference between groups was not statistically significant. The following is a table of the plaque changes for the AGI-1067 and Standard of Care groups, as reported by the two IVUS labs:

	Change in Plaque Volume
	Montreal Heart Institute		Cleveland Clinic
Primary Endpoint	mm³	%	mm³	%

Total AGI-1067 groups (n=93)	-5.4 (p<0.003)	-3.3%	-7.4 (p<0.0006)	-4.2%

Standard of Care group (n=40)	-2.6 (p= NS)	-1.6%	-4.4 (p= NS)	-2.4%

Most Severely Diseased Subsegment

Total AGI-1067 groups (n=93)	-2.4 (p<0.0001)	-6.3%	-3.0 (p<0.0001)	-8.0%

Standard of Care group (n=40)	-1.4 (p= NS)	-3.6%	-1.3 (p= NS)	-3.5%

*NS = Not Statistically Significant

"As the lead investigator in CART-2, I consider these interim results promising since they show significant plaque regression in patients treated with AGI-1067," said Dr. Tardif. "These data also support the similar results from the CART-1 study. I look forward to the final analysis of CART-2 to confirm these results."

"The interim results of the CART-2 study are very promising," said Dr. Nissen. "I view this trial as a ‘proof-of-concept’ study, in which AGI-1067 appears capable of inducing clinically meaningful reduction in atherosclerosis burden. It must be recognized that these are interim results of a subset of patients and will need to be confirmed when the study is completed. If confirmed by the final analysis, the prospect for successful development of AGI-1067 and a reduction in clinical events in the ARISE study is improved by these results."

About the CART-2 Study

Patients in the CART-2 study were randomized to placebo plus Standard of Care or to one of three treatment groups. Starting 14 days prior to a scheduled angioplasty procedure, the first treatment group received AGI-1067 for the full 14 days, the second group received placebo for the first 11 days and AGI-1067 for the last three days, and the third group received placebo for the full 14 days. Following the angioplasty, all three treatment groups continued receiving AGI-1067 for 12 consecutive months. The dose of AGI-1067 used for all patients in the treatment groups was 280 mg, dosed orally once per day, plus Standard of Care. Plaque volume was measured at the time of angioplasty and again at the end of one year using intravascular ultrasound (IVUS). With IVUS, a catheter containing a tiny ultrasound probe is inserted into a non-instrumented coronary artery to directly image and measure the size of the atherosclerotic plaques.

"We continue to be encouraged by the striking interim data from our studies with our anti-inflammatory compound, AGI-1067," said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer at AtheroGenics. "This interim analysis further supports the new paradigm in cardiology, that inflammation is a driving factor in atherosclerosis. We expect to report final top-line data from the CART-2 study later this year."

About AGI-1067

AGI-1067 is a novel oral compound that was designed to selectively block the inflammatory process in atherosclerosis. AGI-1067 blocks signaling pathways within the endothelial cells that make up the inner lining of blood vessels, which in turn inhibits the production of VCAM-1 and other molecules involved in the inflammatory process. VCAM-1 recruits inflammatory cells to the surface of the endothelial cell, initiating the chronic inflammatory reaction that ultimately results in atherosclerosis.

Conference Call and Webcast Information

AtheroGenics will be hosting a conference call and webcast today at 5:30 p.m. EDT to discuss the interim results of the CART-2 clinical study of AGI-1067. To participate in the audio portion and have the opportunity to pose questions, dial (800) 475-3716 for domestic callers, and (719) 457-2728 for international callers, and provide the Passcode 879664. A link to the webcast of the audio portion of the call and the accompanying slide presentation will be available on the Investor Relations section of the Company’s website, under the "Investor Calendar" tab, www.atherogenics.com.

The webcast will be available for seven days on the AtheroGenics website.

About AtheroGenics

AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has four drug development programs in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis. AGIX-4207, the Company's second clinical compound derived from its proprietary v-protectant™ technology platform, is a novel, oral agent being tested in a Phase II clinical program called OSCAR, for the treatment of rheumatoid arthritis. AGIX-4207 I.V. is an intravenous rheumatoid arthritis treatment that has completed a Phase I clinical study. AGI-1096 is a novel, oral agent that is being developed for the prevention of organ transplant rejection in collaboration with Fujisawa. For more information about AtheroGenics, please visit www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including but not limited to the risks discussed in AtheroGenics' Form 10-K for fiscal 2003 and our Quarterly Report on Form 10-Q for the second quarter of 2004.

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AtheroGenics, Inc.	Investor Relations	Media Relations
Mark P. Colonnese	Lilian Stern	Katie Brazel
Chief Financial Officer	Stern Investor Relations	Fleishman Hillard
678-336-2511	212-362-1200	404-739-0150
investor@atherogenics.com	lilian@sternir.com	brazelk@fleishman.com